Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This is a contractual amendment to the Employment Agreement between Real Goods Solar Inc., a Colorado corporation (“Company”), and Dennis Lacey (“Executive”), dated June 1, 2015 ("Employment Agreement"). The Company and Executive do now mutually desire to amend certain terms of the Employment Agreement by entering into this Amendment to the Employment Agreement ("Amendment") and shall be effective as of November 16, 2018 (the “Effective Date”). Pursuant to Section 14(d) of the Employment Agreement, the Company and Executive can amend the Employment Agreement pursuant to a written agreement executed by both parties.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, and such other good and valuable consideration the receipt and sufficiency of which the parties hereby acknowledge, the parties agree to amend the Employment Agreement as follows:

10. TERM AND TERMINATION

1. Section 10(f)(i) is amended to provide as follows:

(i) Company may in its sole discretion terminate this Agreement at any time without Cause. If Company does so during the Term, subject to Executive’s execution and delivery to the Company, no later than the 60th day following the date on which Executive’s employment is terminated, of (A) an irrevocable legal release in a form substantially similar to Exhibit B, so as to ensure a final, complete and enforceable release of all claims that Executive has or may have against Company relating to or arising in any way from Executive’s employment with Company and/or the termination thereof, (B) an acknowledgement of Executive’s continuing obligations under the Confidentiality Agreement, and (C) an agreement, in a form reasonably satisfactory to Company, to treat as Confidential Information of Company the circumstances of Executive’s separation from Company and compensation received by Executive in connection with that separation (collectively, the “Release”), Company shall pay Executive severance compensation equal to 12 months of Executive’s most recent base salary contemplated under Section 2(a), as amended from time to time; provided, however, if Executive’s termination by the Company without Cause (including a voluntary termination for Good Reason pursuant to Section 10(g)) occurs within the 12-month period commencing on the date a Change of Control is consummated, the severance compensation shall equal 24 months of Executive’s most recent base salary contemplated under Section 2(a), as amended from time to time, plus 200% of the maximum Performance Bonus that may be earned by Executive for such fiscal year (the “Change of Control Severance Payment”). If Executive fails to timely deliver to the Company the Release, Executive shall forfeit and shall have no right to receive, and the Company shall have no obligation to pay, any of the severance compensation provided under this Section 10(f).

MISCELLANEOUS

1.	TERMS & CONDITIONS - The parties agree that all of the terms and conditions of the Agreement, not amended by this Amendment, shall remain in full force and effect.

2.	ENTIRE AGREEMENT - The Agreement, as amended by this Amendment, contains the entire agreement of the parties hereto with respect to the subject matter hereof. Any representations, inducements, or agreements, oral or otherwise, between the parties not contained in this Amendment shall be of no force and effect. This Amendment may not be modified, changed or terminated, in whole or in part, in any manner other than by an agreement in writing, signed by a duly authorized representative of the Parties.

WHEREFORE, Executive and the Company voluntarily enter into this Amendment by affixing their signatures on the date set forth below.

Date	Executive

Date	Company